Filed pursuant to Rule 424(b)(3)
1933 Act File No. 333-272168

PROSPECTUS SUPPLEMENT dated April 24, 2024
(to Prospectus dated June 28, 2023, as supplemented from time to time)

EAGLE POINT INCOME COMPANY INC.

$175,000,000 of Common Stock

Up to 1,000,000 Shares of 5.00% Series A Term Preferred Stock due 2026

Liquidation Preference $25 per share

Up to 1,000,000 Shares of 7.75% Series B Term Preferred Stock due 2028

Liquidation Preference $25 per share

This prospectus supplement supplements the prospectus supplement dated August 22, 2023, or the “Supplement,” and the accompanying prospectus thereto dated June 28, 2023, or the “Base Prospectus.” The Base Prospectus and Supplement, and all supplements to or documents incorporated by reference into the Base Prospectus and Supplement, are collectively referred to as the “Prospectus.” The Prospectus relates to the offering of shares of our common stock, par value $0.001 per share; our 5.00% Series A Term Preferred Stock due 2026, par value $0.001 per share; and our 7.75% Series B Term Preferred Stock due 2028, par value $0.001 per share, each in an “at-the-market” offering pursuant to the Third Amended and Restated At Market Issuance Sales Agreement, dated August 21, 2023, with B. Riley Securities, Inc., or the “Sales Agreement.”

Investing in our securities involves a high degree of risk, including the risk of a substantial loss of investment. Before purchasing any shares of our common stock or preferred stock, you should read the discussion of the principal risks of investing in our securities, which are summarized in “Risk Factors” beginning on page S-15 of the Supplement and page 13 of the Base Prospectus, as well as in other documents incorporated by reference into the Prospectus.

The terms “Company,” “we,” “us” and “our” refer to Eagle Point Income Company Inc., a Delaware corporation.

UPDATE TO “AT-THE-MARKET” OFFERING

Effective as of the date of this prospectus supplement, the Company updated the aggregate offering price of its common stock to be sold pursuant to the Sales Agreement to $175,000,000 (inclusive of any shares of common stock previously sold pursuant to the Sales Agreement).